Exhibit 99.1

Team Health Holdings, Inc. Prices Secondary Offering of Common Stock

KNOXVILLE, Tenn. – December 19, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today the pricing of the previously announced secondary offering of 8,000,000 shares of its common stock to be sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., pursuant to a registration statement that TeamHealth previously filed with the Securities and Exchange Commission, at a price to the public of $28.95 per share. Ensemble Parent LLC has granted the sole bookrunner an option to purchase up to 1,200,000 additional shares of common stock. TeamHealth will not receive any proceeds from the sale of shares in the offering.

Credit Suisse is acting as sole bookrunner for the offering.

This offering is being made solely by means of a prospectus. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, via telephone: +1 (800) 221-1037, or by e-mail: newyork.prospectus@credit-suisse.com. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

TeamHealth is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its multiple service lines located in 17 regional sites, TeamHealth’s more than 8,500 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 800 civilian and military hospitals, clinics, and physician groups in 47 states.